Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”) is made as of February 9, 2010 by and between Castle Brands (Florida) Inc., a Florida corporation (“Castle Florida”), and Castle Brands Inc., a Delaware corporation (“Castle Delaware”). Castle Florida and Castle Delaware are hereinafter sometimes collectively referred to as the “Constituent Corporations.”
R E C I T A L S
     A. Castle Florida was incorporated on December 14, 2009. Its current authorized capital stock consists of: (1) 225,000,000 shares of Common Stock, with a par value of $0.01 per share (“Castle Florida Common Stock”), of which 100 shares are issued and outstanding, all of which shares are held of record by Castle Delaware; and (2) 25,000,000 shares of Preferred Stock, $0.01 par value (“Castle Florida Preferred Stock”), of which no shares are issued and outstanding.
     B. Castle Delaware was incorporated on July 7, 2003. Its authorized capital stock consists of: (1) 225,000,000 shares of Common Stock, with a par value of $0.01 per share (“Castle Delaware Common Stock”), of which 107,982,107 shares are issued and outstanding; and (2) 25,000,000 shares of Preferred Stock, $0.01 par value (“Castle Delaware Preferred Stock”), of which no shares are issued and outstanding.
     C. The respective Boards of Directors of Castle Florida and Castle Delaware deem it advisable and to the advantage of each of the Constituent Corporations that Castle Delaware merge with and into Castle Florida upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a change of the state of incorporation of Castle Delaware from Delaware to Florida.
     D. The Boards of Directors of each of the Constituent Corporations have approved this Merger Agreement.
     NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that Castle Delaware shall merge with and into Castle Florida on the following terms, conditions and other provisions:
     1. MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below), Castle Delaware shall be merged with and into Castle Florida (the “Merger”), and Castle Florida shall be the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall become effective at 5:00 PM Eastern Time (the “Effective Time”) on the date when the later of (i) a duly executed Certificate of Merger meeting the requirements of the Delaware General Corporation Law is filed with the Secretary of State of the State of Delaware and (ii) the duly executed Articles of Merger meeting the requirements of the Florida Business Corporation Act are filed with the Secretary of State of the State of Florida.
     2. EFFECT OF MERGER. At the Effective Time, the separate corporate existence of Castle Delaware shall cease; the corporate identity, existence, powers, rights and immunities of Castle Florida as the Surviving Corporation shall continue unimpaired by the Merger; and

Castle Florida shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Castle Delaware, all without further act or deed.
     3. GOVERNING DOCUMENTS. At the Effective Time, the Articles of Incorporation of Castle Florida in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation and the Bylaws of Castle Florida in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation. At the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: “Article I — Name. The name of the corporation shall be: Castle Brands Inc.”
     4. DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of Castle Delaware shall be and become the directors and officers (holding the same titles and positions) of the Surviving Corporation and after the Effective Time shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, until successors are duly elected or appointed and qualified in accordance with applicable law.
     5. CONVERSION OF SHARES OF CASTLE FLORIDA. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Castle Delaware Common Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully paid and nonassessable, issued and outstanding share of Castle Florida Common Stock; provided, however, that each share of restricted Castle Delaware Common Stock that is restricted under any stock or incentive compensation plan, agreement or arrangement of Castle Delaware or otherwise immediately prior to the Effective Time, whether or not then vested or exercisable, shall be converted into a restricted share of Castle Florida Common Stock, restricted on substantially the same terms and conditions (including, without limitation, vesting schedule) as applied to such share of restricted Castle Delaware Common Stock immediately prior to the Effective Time.
     6. CANCELLATION OF SHARES OF CASTLE DELAWARE. At the Effective Time, all of the previously issued and outstanding shares of Castle Florida Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically retired and canceled.
     7. STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates that, prior to such time, represented shares of Castle Delaware Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Castle Florida Common Stock into which such shares of Castle Delaware Common Stock are converted as provided herein. The registered owner on the books and records of Castle Delaware of any such outstanding stock certificate for Castle Delaware Common Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Castle Florida or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Castle Florida Common Stock evidenced by such outstanding certificate as above provided.

     8. CONVERSION OF OPTIONS AND WARRANTS. At the Effective Time, all outstanding and unexercised portions of all options to purchase a share of Castle Delaware Common Stock under the Castle Delaware 2003 Stock Incentive Plan, as amended, shall become options to purchase a share of Castle Florida Common Stock at the original exercise price per share and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), if applicable, and all other material terms and conditions (including, but not limited to, the terms and conditions applicable to such options by virtue of the Castle Delaware 2003 Stock Incentive Plan, as amended). Continuous employment with Castle Delaware will be credited to an optionee for purposes of determining the vesting of the number of shares of Castle Florida Common Stock under a converted Castle Delaware option at the Effective Time. Additionally, at the Effective Time, Castle Florida shall adopt and assume the Castle Delaware 2003 Stock Incentive Plan, as amended. At the Effective Time, all outstanding and unexercised portions of all warrants to purchase or acquire Castle Delaware Common Stock shall become warrants to purchase or acquire, on the same terms and conditions, the same number of shares of Castle Florida Common Stock.
     9. FRACTIONAL SHARES. No fractional shares of Castle Florida Common Stock or Preferred Stock will be issued in connection with the Merger.
     10. EMPLOYEE BENEFIT PLANS. At the Effective Time, the obligations of Castle Delaware under or with respect to every plan, trust, program and benefit then in effect or administered by Castle Delaware for the benefit of the directors, officers and employees of Castle Delaware or any of its subsidiaries shall become the lawful obligations of Castle Florida and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, Castle Florida hereby expressly adopts and assumes all obligations of Castle Delaware under such employee benefit plans.
     11. POST-EFFECTIVE AMENDMENTS. It is the intent of the parties hereto that Castle Florida, as of the Effective Time, be deemed a “successor issuer” of Castle Delaware for purposes of continuous offerings under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, Castle Florida will, to the extent deemed appropriate, file post-effective amendments to Castle Delaware’s registration statements on Form S-8 covering the stock option plans, incentive compensation plans, employee stock purchase plans and other benefit plans pursuant to which Castle Delaware Common Stock is issuable, adopting such statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statements from being misleading.
     12. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Castle Delaware such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving

Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Castle Delaware, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of Castle Florida, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.
     13. CONDITION. The consummation of the Merger is subject to the approval of this Merger Agreement and the Merger contemplated hereby by the stockholders of Castle Delaware and by the sole shareholder of Castle Florida, prior to or at the Effective Time.
     14. ABANDONMENT. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of Castle Florida or Castle Delaware, notwithstanding approval of this Merger Agreement by the Boards of Directors and shareholders or stockholders, respectively, of Castle Florida and Castle Delaware.
     15. AMENDMENT. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the shareholders or stockholders, respectively, of Castle Florida and Castle Delaware; provided, however, that any amendment made subsequent to the adoption of this Merger Agreement by the sole shareholder of Castle Florida or the stockholders of Castle Delaware shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of Castle Delaware; or (ii) alter or change any of the terms or conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of Castle Florida or Castle Delaware.
     16. TAX-FREE REORGANIZATION. The Merger is intended to be a tax-free plan of reorganization under the Code.
     17. GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of Delaware, except to the extent that the laws of the State of Florida would apply in matters relating to the internal affairs of Castle Florida and the Merger.
     18. COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.
     19. ENTIRE AGREEMENT. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
     20. SEVERABILITY. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers hereunto duly authorized.

CASTLE BRANDS (FLORIDA) INC.	CASTLE BRANDS INC.

By: Alfred J. Small Alfred J. Small	By: Alfred J. Small Alfred J. Small
Senior Vice President and	Senior Vice President and
Chief Financial Officer	Chief Financial Officer

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